                                                                   EXHIBIT 10.10

                                                                 Amendment No. 1


                                 AMENDMENT NO. 1
                                     TO THE
                  LICENSE AND RESEARCH COLLABORATION AGREEMENT

         This Amendment No. 1 (the "Amendment") to the License and Research Collaboration Agreement (the "Agreement") is made effective as of the 15th day of July, 1995 (the "Effective Date") by and between Geron Corporation, a Delaware corporation having its principal place of business at 200 Constitution Drive, Menlo Park, CA 94025, USA ("Geron"), and Kyowa Hakko Kogyo Co., Ltd., a Japan corporation having its principal place of business at 1-6-1 0htemachi, Chiyoda-ku, Tokyo, Japan ("Kyowa Hakko").

                                    RECITALS

         Geron and Kyowa Hakko entered into the Agreement effective 24 April 1995 to discover and develop effective inhibitors of telomerase for the treatment of cancer for marketing by Kyowa in the Asian Territory and by Geron in the rest of the world.

         Pursuant to Article 3.6 of the Agreement, the Joint Research Committee (the "JRC") has determined that it is in the best interests of the Research that the Kyowa Hakko compound library be screened for telomerase inhibitory activity and inhibitory compounds of sufficient specificity and potency be developed as effective inhibitors of telomerase for the treatment of cancer.

         This Amendment sets forth the terms and conditions of the agreement by and between Geron and Kyowa Hakko to screen, develop, and commercialize Kyowa Hakko Compounds as effective inhibitors of telomerase for the treatment of cancer in the Asian Territory and the rest of the world.

                                    ARTICLE 1
                                   DEFINITIONS

         "Kyowa Hakko Compound" shall mean any compound, composition, extract, or natural product owned or in the possession of Kyowa Hakko during the Term of the Agreement, with the exception of compounds, compositions, extracts, or natural products that (i) were owned by or in the possession of Geron as of the Effective Date of this Amendment; (ii) were commercially available as of the date on which compounds were screened in accordance with this Amendment; or
(iii) are or comprise one or more obvious structural variants of a compound known to Geron to inhibit telomerase activity prior to the date of screening of such compounds in accordance with this Amendment.

                                                                 Amendment No. 1


         Except as otherwise provided herein, definitions of capitalized words shall be those set forth in the Agreement.

                                    ARTICLE 2
                                    SCREENING

         Kyowa Hakko shall during the Term of the Agreement either screen Kyowa Hakko Compounds for use in the Field or provide Kyowa Hakko Compounds to Geron for Geron to screen for telomerase inhibitory activity. Screening of Kyowa Hakko Compounds in accordance with this Amendment and the results thereof shall be promptly disclosed to the JRC.

                                    ARTICLE 3
                                    LICENSES

         The parties shall have the right in accordance with the licenses set forth in the Agreement to make, have made, use, and sell Kyowa Hakko Compounds screened in accordance with this Amendment or compounds derived therefrom.

                                    ARTICLE 4
                                    ROYALTIES

         The royalty obligations set forth in the Agreement shall apply to the sale of Products comprising Kyowa Hakko Compounds screened in accordance with this Amendment or compounds derived therefrom. Notwithstanding the foregoing, Geron agrees, in the event a Product is predominantly based on a potent, confidential, and proprietary Kyowa Hakko Compound screened in accordance with this Amendment or a compound derived therefrom is sold as a Product, that (i) there shall be a small reduction in the royalty payable by Kyowa Hakko to Geron for sales of the Product in the Asian Territory; and (ii) Geron shall provide Kyowa Hakko fair and reasonable compensation for the exclusive right to sell such Product in the Non-Asian Territory, as set forth in the following paragraphs.

         A. Royalty reductions in the Asian Territory.
         The royalty rate paid by Kyowa Hakko for sales in the Asian Territory shall be reduced by either (1) [ * ] of Actual Net Sales if the Product is a Kyowa Hakko Compound selected for development by the JRC; or (2) [ * ] of Actual Net Sales if the Product comprises a compound selected for development by the JRC and predominantly derived from a Kyowa Hakko Compound screened pursuant to this Amendment; provided, however, that under no circumstances shall the royalty due Geron for sales of Product in the Asian Territory be reduced by the action of this Amendment in conjunction with the other provisions of the Agreement to below an "effective" royalty rate of [ * ], such "effective" royalty rate to be determined by first



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                 Amendment No. 1


deducting royalties Geron is obligated to make to Third Parties as a result of the Agreement.

         B. Compensation for Sales in the Non-Asian Territory.
         For any Product to which royalty reductions pursuant to Article 4, paragraph A, applies, Geron shall in its sole discretion provide Kyowa Hakko fair and reasonable compensation for the exclusive right to sell the Product in the Non-Asian Territory either by (i) making a royalty payment to Kyowa Hakko, where such royalty paid to Kyowa Hakko shall be that percentage of Actual Net Sales by which Geron's royalty is reduced under paragraph A; or (ii) by providing Kyowa Hakko, at no additional cost or increase in royalty payment, with access to the chemical library of a Third Party with whom Geron has entered into an agreement for the development and commercialization of telomerase inhibitors for the treatment of cancer in all or part of the Non-Asian Territory.

                                    ARTICLE 5
                                ENTIRE AGREEMENT

         Except as provided otherwise herein, all other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed the Amendment in duplicate original by their proper officers as of the Effective Date above.

GERON CORPORATION                              KYOWA HAKKO KOGYO, LTD.


By: /s/ Richard T. Haiduck                     By: /s/ Takashi Nara
   --------------------------                     --------------------------
    Mr. Richard T. Haiduck                         Mr. Takashi Nara
    Vice President,                                Executive Vice President
    Corporate Development

                              LICENSE AND RESEARCH

                             COLLABORATION AGREEMENT

                                     BETWEEN

                                GERON CORPORATION

                                       AND

                           KYOWA HAKKO KOGYO CO., LTD.

                                 April 24, 1995

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

ARTICLE 1 DEFINITIONS . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     "Actual Factory Costs" . . . . . . . . . . . . .    1
         1.2     "Actual Cost of Goods Sold"  . . . . . . . . . .    2
         1.3     "Affiliate"  . . . . . . . . . . . . . . . . . .    2
         1.4     "Asian Territory"  . . . . . . . . . . . . . . .    2
         1.5     "Control"  . . . . . . . . . . . . . . . . . . .    2
         1.6     "Estimated Cost of Goods Sold" . . . . . . . . .    2
         1.7     "Estimated Net Sales Price"  . . . . . . . . . .    2
         1.8     "Geron Knowhow"  . . . . . . . . . . . . . . . .    3
         1.9     "Geron Patents"  . . . . . . . . . . . . . . . .    3
         1.10    "Geron Technology" . . . . . . . . . . . . . . .    3
         1.11    "Field"  . . . . . . . . . . . . . . . . . . . .    3
         1.12    "IND"  . . . . . . . . . . . . . . . . . . . . .    3
         1.13    "Information"  . . . . . . . . . . . . . . . . .    3
         1.14    "Joint Development Committee"  . . . . . . . . .    3
         1.15    "Joint Patents"  . . . . . . . . . . . . . . . .    3
         1.16    "Joint Research Committee" . . . . . . . . . . .    3
         1.17    "Kyowa Hakko Knowhow"  . . . . . . . . . . . . .    3
         1.18    "Kyowa Hakko Patents"  . . . . . . . . . . . . .    3
         1.19    "Kyowa Hakko Technology" . . . . . . . . . . . .    4
         1.20    "Management Board" . . . . . . . . . . . . . . .    4
         1.21    "NDA"  . . . . . . . . . . . . . . . . . . . . .    4
         1.22    "Actual Net Sales" . . . . . . . . . . . . . . .    4
         1.23    "Non-Asian Territory"  . . . . . . . . . . . . .    4
         1.24    "Patent" . . . . . . . . . . . . . . . . . . . .    4
         1.25    "Patent Costs" . . . . . . . . . . . . . . . . .    4
         1.26    "Product"  . . . . . . . . . . . . . . . . . . .    4
         1.27    "Product Development Plan" . . . . . . . . . . .    4
         1.28    "Research" . . . . . . . . . . . . . . . . . . .    5
         1.29    "Research Plan"  . . . . . . . . . . . . . . . .    5
         1.30    "Research Term"  . . . . . . . . . . . . . . . .    5
         1.31    "Sales Plan" . . . . . . . . . . . . . . . . . .    5
         1.32    "Standard Factory Cost"  . . . . . . . . . . . .    5
         1.33    "Third Party"  . . . . . . . . . . . . . . . . .    5

ARTICLE 2 MANAGEMENT BOARD  . . . . . . . . . . . . . . . . . . .    5

                                       i.

ARTICLE 3 RESEARCH  . . . . . . . . . . . . . . . . . . . . . . .    6
         3.1     Collaborative Research . . . . . . . . . . . . .    6
         3.2     Research Efforts and Expenses  . . . . . . . . .    6
         3.3     Formation of Joint Research Committee  . . . . .    6
         3.4     Responsibilities of JRC  . . . . . . . . . . . .    7
         3.5     Selection of Compounds for Development . . . . .    7
         3.6     Kyowa Hakko Compounds  . . . . . . . . . . . . .    7
         3.7     Extension By Mutual Consent  . . . . . . . . . .    8

ARTICLE 4 DEVELOPMENT . . . . . . . . . . . . . . . . . . . . . .    8
         4.1     Joint Development Committee  . . . . . . . . . .    8
         4.2     Responsibilities of the JDC  . . . . . . . . . .    8
         4.3     Development in the Asian Territory . . . . . . .    9
         4.4     Development in Non-Asian Territory . . . . . . .    9
         4.5     Development Collaboration  . . . . . . . . . . .    9
         4.6     Funding of Phase II/III U.S. Clinical Trials . .    9

ARTICLE 5 LICENSES  . . . . . . . . . . . . . . . . . . . . . . .   10
         5.1     License to Kyowa Hakko in the Asian Territory  .   10
         5.2     Licenses to Geron  . . . . . . . . . . . . . . .   10
         5.3     Sublicensing . . . . . . . . . . . . . . . . . .   10
         5.4     Assignment or Sublicense to Affiliates . . . . .   11
         5.5     Exclusivity  . . . . . . . . . . . . . . . . . .   11
         5.6     Existing Third Party Technology  . . . . . . . .   11
         5.7     New Third Party Technology . . . . . . . . . . .   11
         5.8     Territorial Limitations  . . . . . . . . . . . .   11
         6.1     Commercialization in the Asian Territory . . . .   12
         6.2     Advertising and Trademarks . . . . . . . . . . .   12

ARTICLE 7 MANUFACTURING . . . . . . . . . . . . . . . . . . . . .   12
         7.1     Manufacturing in the Asian Territory . . . . . .   12
         7.2     Stand-by Manufacturing in the Asian Territory. .   13

ARTICLE 8 ROYALTIES . . . . . . . . . . . . . . . . . . . . . . .   13
         8.1     Royalties. . . . . . . . . . . . . . . . . . . .   13
         8.2     Reporting and Payment of Royalties . . . . . . .   14
         8.3     Determination of Estimated Cost of Goods Sold  .   14
         8.4     Annual Reconciliation of Royalties . . . . . . .   14
         8.6     Samples or Donations to Third Parties  . . . . .   15
         8.7     Minimum Royalty Payments . . . . . . . . . . . .   15

ARTICLE 9 RESEARCH PAYMENTS . . . . . . . . . . . . . . . . . . .   15
         9.1     Research Payments  . . . . . . . . . . . . . . .   15
         9.2     Unexpended Research Payments . . . . . . . . . .   16

                                       ii.

         9.3     Withholding Obligations. . . . . . . . . . . . . . .   16

ARTICLE 10 MILESTONES . . . . . . . . . . . . . . . . . . . . . . . .   16
         10.1    Milestone Payments . . . . . . . . . . . . . . . . .   16
         10.2    Withholding Objections.  . . . . . . . . . . . . . .   17

ARTICLE 11 EQUITY . . . . . . . . . . . . . . . . . . . . . . . . . .   17

ARTICLE 12 CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . .   18
         12.1    Confidentiality; Exceptions  . . . . . . . . . . . .   18
         12.2    Authorized Disclosure  . . . . . . . . . . . . . . .   18

ARTICLE 13 OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS . . .   19
         13.1    Patents Resulting from the Research Program  . . . .   19
         13.2    Kyowa Hakko Responsibility for Patent Filings  . . .   20
         13.3    Geron Responsibility for Patent Filings  . . . . . .   20
         13.4    Enforcement and Defense Rights . . . . . . . . . . .   20
         13.5    Patent Costs . . . . . . . . . . . . . . . . . . . .   21
         13.6    Infringement of Third Party Patents  . . . . . . . .   21
         13.7    Back-up Rights . . . . . . . . . . . . . . . . . . .   22
         13.8    Assignment . . . . . . . . . . . . . . . . . . . . .   22

ARTICLE 14 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .   22

ARTICLE 15 REPORTS, RECORDS AND PAYMENTS  . . . . . . . . . . . . . .   23
         15.1    Sharing of Information . . . . . . . . . . . . . . .   23
         15.2    Records of Net Sales and Costs of Goods Sold . . . .   23
         15.3    Records of Research Expenditures . . . . . . . . . .   24
         15.4    Publicity Review . . . . . . . . . . . . . . . . . .   24
         15.5    Publications . . . . . . . . . . . . . . . . . . . .   24

ARTICLE 16 TERM AND TERMINATION . . . . . . . . . . . . . . . . . . .   25
         16.1    Term . . . . . . . . . . . . . . . . . . . . . . . .   25
         16.2    Termination for Breach . . . . . . . . . . . . . . .   25
         16.3    Termination for Bankruptcy . . . . . . . . . . . . .   25
         16.4    Termination by Kyowa Hakko . . . . . . . . . . . . .   25
         16.5    Surviving Rights . . . . . . . . . . . . . . . . . .   26
         16.6    Accrued Rights, Surviving Obligations  . . . . . . .   26

ARTICLE 17 INDEMNIFICATION, DISCLAIMERS AND LIMITATIONS . . . . . . .   26
         17.1    Indemnification in Asian Territory . . . . . . . . .   26
         17.2    Indemnification in the Non-Asian Territory . . . . .   26
         17.3    LIMITED LIABILITY  . . . . . . . . . . . . . . . . .   26

                                      iii.

         17.4    WARRANTY DISCLAIMER  . . . . . . . . . . . . . . . .   27

ARTICLE 18 MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .   27
         18.1    Reasonable Diligent Effort . . . . . . . . . . . . .   27
         18.2    Assignment to Non-Affiliates; Sale or Merger . . . .   27
         18.3    Meetings . . . . . . . . . . . . . . . . . . . . . .   27
         18.4    Third Party Obligations  . . . . . . . . . . . . . .   28
         18.5    Retained Rights  . . . . . . . . . . . . . . . . . .   28
         18.6    Force Majeure  . . . . . . . . . . . . . . . . . . .   28
         18.7    Further Actions  . . . . . . . . . . . . . . . . . .   28
         18.8    No Trademark Rights  . . . . . . . . . . . . . . . .   28
         18.9    Notices  . . . . . . . . . . . . . . . . . . . . . .   28
         18.10   Governing Law  . . . . . . . . . . . . . . . . . . .   29
         18.11   Waiver . . . . . . . . . . . . . . . . . . . . . . .   29
         18.12   Severability . . . . . . . . . . . . . . . . . . . .   29
         18.13   Entire Agreement . . . . . . . . . . . . . . . . . .   30

                                       iv.

                              LICENSE AND RESEARCH
                             COLLABORATION AGREEMENT

     THIS LICENSE AND RESEARCH COLLABORATION AGREEMENT is made effective as of the 24th day of April, 1995 (the "Effective Date") by and between Geron Corporation, a Delaware corporation having its principal place of business at 200 Constitution Drive, Menlo Park, California, U.S.A. 94025 ("Geron") and Kyowa Hakko Kogyo Co., Ltd., a Japanese corporation having its principal place of business at 1-6-1 Ohtemachi, Chiyoda-ku, Tokyo, Japan ("Kyowa Hakko").

                                    RECITALS

     A. Geron possesses certain rights pertaining to the inhibition of the enzyme telomerase as it relates to the treatment of cancer.

     B. Kyowa Hakko has an active research and development program relating to human therapeutic products for the treatment of cancer.

     C. Geron desires to have a collaboration with Kyowa Hakko to discover and develop effective inhibitors of telomerase for the treatment of cancer.

     D. Kyowa Hakko recognizes Geron's innovativeness and agrees to have such a collaboration with Geron.

     E. The parties desire to engage in a collaboration to research and develop compounds that inhibit telomerase for the treatment of cancer as set forth herein.

     F. The parties intend that the scope of this Agreement may be expanded as appropriate opportunities arise.

                                    ARTICLE 1
                                   DEFINITIONS

     The following terms shall have the following meanings as used in this
Agreement:

     1.1 "Actual Factory Costs" shall be the sum of the following costs to the extent allocable to Products sold by Kyowa Hakko in the Asian Territory for the particular period during which any royalty is calculated (net of any intercompany transfer pricing): Kyowa Hakko's cost of direct materials, direct labor and manufacturing overhead. Actual Factory Costs shall exclude the following: Kyowa Hakko's corporate overhead, unrelated period expenses, including, without limitation, excess capacity costs and start up costs, and Product royalties payable to Geron pursuant to this Agreement. Actual Factory Costs shall be calculated in a manner consistent with Generally Accepted Accounting Principles ("GAAP") used in the United States consistently applied. The methodology to be used in making the allocations referred to above shall be consistent with Kyowa Hakko's methodology for similar products and shall be consistent from year to year.

     1.2 "Actual Cost of Goods Sold" means the percentage which results from dividing the Actual Factory Costs for a given Product by Actual Net Sales of such Product for any given period.

     1.3 "Affiliate" means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Geron or Kyowa Hakko. For the purposes of this definition, control means the direct or indirect ownership of (a) at least 50% or, if less than 50%, the maximum percentage as allowed by applicable law, of the outstanding voting securities of such entity or (b) at least 50% of the decision making authority of such entity.

     1.4 "Asian Territory" means China, Hong Kong, India, Indonesia, Kampuchea, Korea, Japan, Laos, Malaysia, Myan Mar (formerly Burma), the Philippines, Singapore, Taiwan, Thailand and Vietnam.

     1.5 "Control" means possession of the ability to grant a license or sublicense as provided for herein, without the exercise of any option and without violating the terms of any agreement with any Third Party.

     1.6 "Estimated Cost of Goods Sold" means the percentage which results from dividing the Standard Factory Cost for a Product by the Estimated Net Sales Price for such Product.

     1.7 "Estimated Net Sales Price" means the estimated amount to be billed by Kyowa Hakko or an Affiliate, assignee or sublicensee of Kyowa Hakko or a distributor, reseller or other entity in the distribution chain for the sale of a unit of Product under this Agreement to a Third Party which intends to use and not resell the Product less: (i) discounts, including cash discounts, or rebates, retroactive price reductions or allowances reasonably expected to be allowed or granted from the billed amount, (ii) credits or allowances reasonably expected to be granted upon claims, rejections or returns of Products, including recalls, (iii) freight, postage, shipping and insurance charges reasonably expected to be paid for delivery of Product, and (iv) taxes, duties or other governmental charges reasonably expected to be levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds.

                                       2.

     1.8 "Geron Knowhow" means Information which (i) Geron discloses to Kyowa Hakko under this Agreement for use in the Field and (ii) during the term of this Agreement is within the Control of Geron.

     1.9 "Geron Patents" means a Patent which covers a method, apparatus, material or article of manufacture useful in the Field, which Patent is Controlled by Geron or its Affiliates, excluding, however, Joint Patents. Exhibit A lists all Geron Patents in existence as of the Effective Date.

     1.10 "Geron Technology" means the Geron Knowhow and Geron Patents, collectively.

     1.11 "Field" means the inhibition of the enzyme telomerase for the treatment of cancer in humans.

     1.12 "IND" shall mean an Investigational New Drug application filed with the U.S. Food and Drug Administration or the comparable application in other countries.

     1.13 "Information" shall mean present and future techniques, inventions, practices, methods, knowledge, knowhow, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data, marketing, pricing, cost, sales and manufacturing data and descriptions relating to the Field.

     1.14 "Joint Development Committee" means that committee established pursuant to Section 4.1 below.

     1.15 "Joint Patents" mean Patents which cover a method, apparatus, material or article of manufacture useful in the Field and the subject of which is an invention jointly invented by the parties in the course of the Research. Inventorship shall be determined under the laws of the jurisdiction in which the Patent was filed.

     1.16 "Joint Research Committee" means that committee established pursuant to Section 3.3 below.

     1.17 "Kyowa Hakko Knowhow" means Information which (i) Kyowa Hakko discloses to Geron under this Agreement for use in the Field and (ii) during the term of this Agreement is within the Control of Kyowa Hakko.

     1.18 "Kyowa Hakko Patents" means a Patent which covers a method, apparatus, material or article of manufacture useful in the Field, which Patent is Controlled by Kyowa Hakko or its Affiliates, excluding, however, Joint Patents. Exhibit B lists all Kyowa Hakko Patents in existence as of the Effective Date.

                                       3.

     1.19 "Kyowa Hakko Technology" means the Kyowa Hakko Knowhow and Kyowa Hakko Patents, collectively.

     1.20 "Management Board" shall have the meaning assigned in Article 2.

     1.21 "NDA" shall mean a New Drug Application filed with the U.S. Food and Drug Administration or the comparable application in other countries.

     1.22 "Actual Net Sales" means the amount billed by Kyowa Hakko or an Affiliate, assignee or sublicensee of Kyowa Hakko or a distributor, reseller or other entity in the distribution chain for sales of Products under this Agreement to a Third Party which intends to use and not resell the Product less:
(i) discounts, including cash discounts, or rebates, retroactive price reductions or allowances actually allowed or granted from the billed amount,
(ii) credits or allowances actually granted upon claims, rejections or returns of Products, including recalls, regardless of the party requesting such, (iii) freight, postage, shipping and insurance charges paid for delivery of Product, to the extent billed, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds.

     1.23 "Non-Asian Territory" shall mean the entire world other than the Asian Territory.

     1.24 "Patent" means any patent application or issued patent, including any extension, registration, confirmation, continuation-in-part, reissue, re-examination or renewal thereof.

     1.25 "Patent Costs" means the fees and expenses paid to outside legal counsel and other third parties, and filing and maintenance expenses, incurred in connection with the establishment and maintenance of rights under Patents applicable to Products including costs of patent interference proceedings, but specifically excluding expenses related to litigation, including, without limitation, any expenses related to the enforcement or defense of any Patent.

     1.26 "Product" means (i) any product for use in the Field that comprises a compound selected for development pursuant to Section 3.5 herein, and that utilizes Geron Technology, Kyowa Hakko Technology or Joint Patents, and/or (ii) any prescription pharmaceutical preparation containing such a product, whether or not in combination with other components, for use in the Field, including oral and intravenous preparations.

     1.27 "Product Development Plan" shall have the meaning assigned in Section 4.2.

                                       4.

     1.28 "Research" means all work performed by or for the parties in the Field during the Research Term according to the Research Plan.

     1.29 "Research Plan" shall have the meaning assigned in Section 3.1.

     1.30 "Research Term" means the period commencing on the Effective Date and ending on the first to occur of (i) termination of this Agreement by either party under Article 16 or (ii) April 24, 1999 (unless extended by mutual agreement of the parties).

     1.31 "Sales Plan" shall have the meaning assigned in Section 6.1.

     1.32 "Standard Factory Cost" means the predetermined cost to manufacture one unit of Product, which cost shall be equal to the sum of the following costs to the extent reasonably allocable to the manufacture of one unit of Product to be sold by Kyowa Hakko in the Asian Territory for the particular period during which any royalty is calculated (net of any intercompany transfer pricing):
Kyowa Hakko's cost of direct materials, direct labor and manufacturing overhead. Standard Factory Cost shall exclude the following: Kyowa Hakko's corporate overhead, unrelated period expenses, including, without limitation, excess capacity costs and start up costs, and product royalties payable to Geron pursuant to this Agreement. Standard Factory Cost shall be calculated in a manner consistent with Generally Accepted Accounting Principles ("GAAP") used in the United States consistently applied. The methodology to be used in making the allocations referred to above shall be consistent with Kyowa Hakko's methodology for similar products and shall be consistent from year to year.

     1.33 "Third Party" means any person or entity other than Geron or Kyowa Hakko or an Affiliate or sublicensee of Geron or Kyowa Hakko.

                                    ARTICLE 2
                                MANAGEMENT BOARD

     Upon the Effective Date of this Agreement, a Management Board shall be created. The Management Board shall provide the overall direction of the Research and shall serve in an advisory role in the development of Products pursuant to this Agreement and shall have the authority to resolve disputes within the Joint Research Committee (as defined below). In addition, the Management Board shall periodically review the status of the collaboration to determine its continued scientific and commercial viability. The Management Board shall be comprised of five (5) individuals, three (3) individuals being appointed and replaced by Geron and two (2) individuals being appointed and replaced by Kyowa Hakko. Any changes to the size of the Management Board shall be decided by the Management Board. The Management Board shall meet at least semi-annually to discuss issues relating to the collaboration and

                                       5.

this Agreement. The chairperson of the Management Board shall be a member of the Management Board and appointed by Geron and replaced by Geron.

                                    ARTICLE 3
                                    RESEARCH

     3.1 Collaborative Research. Geron and Kyowa Hakko agree that they will conduct the Research on a collaborative basis with the goal of identifying compounds useful in the Field and developing such compounds into commercially successful Products in the Asian Territory. As part of such collaboration, Geron shall use reasonable diligent efforts to engage in the Research relating to the identification of compounds useful in the Field and the development of such compounds into Products. The Joint Research Committee (as defined below) shall adopt a research plan (the "Research Plan") that will outline the research activities of each party, including without limitation, scientific research, drug discovery, screening and testing of compounds and the determination of structure/activity relationships. In the course of conducting such Research, Geron may contract with and make payments to Third Parties for Research in accordance with the Research Plan. Kyowa Hakko shall use reasonable diligent efforts to provide research support as generally set for in the Research Plan. Kyowa Hakko may also provide compounds for Research in accordance with Section 3.6.

     3.2 Research Efforts and Expenses. Each of the parties will maintain scientific staff, laboratories, offices and other facilities necessary to carry out the Research Plan and otherwise will expend reasonable diligent efforts to achieve the objectives of the Research Plan. Geron shall keep records of its Research expenditures in accordance with Section 15.3 herein and shall deliver to Kyowa Hakko, on a quarterly basis, a report of such expenditures. To further the purposes of the Research, each party may provide certain of its employees to work at the other party's facilities, subject to approval by the JRC (as defined below).

     3.3 Formation of Joint Research Committee. The Research will be directed by a Joint Research Committee ("JRC") comprised of six (6) or eight (8) individuals with half being appointed and replaced by Geron and the other half being appointed and replaced by Kyowa Hakko. The JRC shall be formed promptly after the Effective Date of this Agreement and each party shall promptly notify the other party of their respective appointments to the JRC. Any changes to the size of the JRC shall be decided by the JRC. All decisions of the JRC shall require a majority vote of all of the members of the JRC. Subject to Section 3.5 below, the Management Board shall have the authority to resolve any disputes or tie votes of the JRC. The JRC will meet at least quarterly to discuss the progress of the Research. The chairperson of the JRC shall be selected from among the members of the JRC alternatively by Geron and Kyowa Hakko to one year terms, commencing on the Effective Date, with Geron selecting first. The

                                       6.

JRC shall terminate and cease to exist nine (9) months after expiration of the Research Term (including any extensions thereof).

     3.4 Responsibilities of JRC. The purpose of the JRC is to oversee and coordinate the day-to-day activities of the Research, to identify compounds for research and development and to expedite the progress of compounds through the completion of preclinical activities as set forth in the Research Plan. The JRC shall develop and periodically modify an annual Research Plan for each year of the Research, commencing with a plan for the first year to be agreed upon within thirty (30) days after the Effective Date. The Research Plan shall, among other things, specify scientific direction and research milestones, allocate research responsibilities, and establish a timeline for entering into clinical trials. Such Plan shall be updated and approved on at least an annual basis. The JRC shall also evaluate the results of the Research and discuss information related to the Research, and will ensure that there is appropriate scientific management of the collaboration. The JRC shall summarize the progress of the Research in a report to the Management Board at least twice during each calendar year. Once a compound has been selected for development pursuant to Section 3.5, the JRC shall establish the timeline for the clinical development of such compound, including specific dates for the achievement of the milestones set forth in
Article 10.

     3.5 Selection of Compounds for Development. While the JRC is in existence, the JRC shall select compounds for development in the Asian Territory. The JRC may select any compound resulting from the Research. The Management Board shall not have the authority to reject compounds proposed by the JRC. After the JRC ceases to exist, the Management Board shall have the right to select any compound resulting from the Research for development in the Asian Territory; provided, however, that such selection shall be consistent with Geron's current or proposed development or commercialization activities in the Non-Asian Territory as determined by Geron. In no event shall this Section 3.5 require Geron to perform additional work after expiration of the Research Term without Geron's prior written consent, which consent shall not be unreasonably withheld.

     3.6 Kyowa Hakko Compounds. Except as set forth in this Section, Kyowa Hakko shall not screen any compounds for use in the Field during the term of this Agreement. During the Research Term, the JRC may determine that it is in the best interests of the Research for certain compounds of Kyowa Hakko to be screened and developed as part of the Research. Upon such determination by the JRC, Kyowa Hakko and Geron shall negotiate the terms and conditions of an agreement to screen, develop and commercialize such compounds, and only after an agreement is entered into between the parties may Kyowa Hakko screen compounds for use in the Field. The agreement shall provide that Kyowa Hakko shall retain exclusive rights to any such compounds in the Asian Territory. In the event a Product is predominantly based on a potent, confidential and proprietary Kyowa Hakko compound, (i) there shall be a small reduction in the royalty payable by Kyowa Hakko on the Net Sales of such Product in

                                       7.

the Asian Territory, such amount to be agreed upon by the parties and (ii) notwithstanding Section 5.2(i) hereof, Geron shall provide Kyowa Hakko fair and reasonable compensation for exclusive rights to such Product in the Non-Asian Territory based on the Net Sales of such Product in the Non-Asian Territory.

     3.7 Extension By Mutual Consent. Although the parties contemplate that their collaborative Research within the Field will be completed within four (4) years, they recognize that it may be desirable to extend the duration of this research collaboration to complete work that was described in the Research Plan and that was near completion at the end of the Research Term or to commence a new research program. Each party agrees to discuss in good faith any request by the other party to extend the Research Term.

                                    ARTICLE 4
                                   DEVELOPMENT

     4.1 Joint Development Committee. The parties shall establish a Joint Development Committee (the "JDC") on or prior to the date on which a compound is selected for development pursuant to Section 3.5. The JDC shall be comprised of seven (7) individuals with three (3) being appointed and replaced by Geron and the other four (4) being appointed and replaced by Kyowa Hakko. Any changes to the size of the JDC shall be decided by the JDC. All decisions of the JDC shall require a majority vote of all of the members of the JDC. Once formed, the JDC will meet at least quarterly to evaluate and discuss the development of Products. The chairperson of the JDC will be selected from among the members of the JDC by Kyowa Hakko.

     4.2 Responsibilities of the JDC. The purpose of the JDC is to coordinate and expedite the development of compounds into commercially successful Products in the Asian Territory. The JDC will oversee and coordinate the development of compounds into Products in the Asian Territory, will determine the cancer types for which such Products will be developed in the Asian Territory, will coordinate development of Products in the Asian Territory, including clinical trial coordination, and will facilitate the flow of Information with respect to development work being conducted for each Product. Kyowa Hakko shall develop a plan (the "Product Development Plan") setting forth the strategy, schedule and objectives for development of each compound selected for Product development in the Asian Territory and submit the Plan to the JDC. The JDC shall review and revise the Product Development Plan to ensure that it is consistent with Geron's worldwide product development strategy for such Product. Once approved by the JDC, the Product Development Plan shall be submitted to the Management Board for review purposes only. The Product Development Plan shall be updated at least annually. The JDC shall summarize the progress of Kyowa Hakko's development activities in a report to the Management Board at least twice during each calendar year.

                                       8.

     4.3 Development in the Asian Territory. Subject to the terms of this Agreement, Kyowa Hakko shall have the right to manage and control the development of all Products in the Asian Territory at its own cost. Kyowa Hakko shall use reasonable diligent efforts, consistent with good pharmaceutical industry practices, to successfully develop the compounds selected for development into Products in the Asian Territory in accordance with the Product Development Plan.

     4.4 Development in Non-Asian Territory. Geron shall have the right to manage and control the development of Products in the Non-Asian Territory at its own cost. Geron shall keep Kyowa Hakko reasonably informed of the progress of such development, subject to Geron's obligations to Third Parties, whether now or hereafter entered into.

     4.5 Development Collaboration. The parties agree that it may be beneficial to both parties to collaborate on preclinical and clinical development, including, without limitation, toxicology studies, pharmacology studies and formulation. The parties agree that United States clinical trials performed and clinical data collected by Geron may be useful in the design and implementation of clinical trials in the Asian Territory. Therefore, in the event an IND for a Product is filed in the United States in advance of an IND being filed in Japan for such Product, Kyowa Hakko shall pay to Geron [ * ], as a non-refundable advance from the payment specified in Article 10.1(b) herein within thirty (30) days of notice to Kyowa Hakko of such filing in the United States. Such payment shall be made in accordance with the provisions of Section 10.2 and shall be in exchange for pre-clinical data prepared by Geron related to such IND filing. Once such [ * ] payment is made to Geron, Kyowa Hakko shall be able to use such data to the extent necessary free of charge.

     4.6 Funding of Phase II/III U.S. Clinical Trials. Geron and Kyowa Hakko agree that it may be beneficial for Kyowa Hakko to fund all or a portion of Phase II and/or Phase III clinical studies for a Product in the United States in return for an appropriate level of participation by Kyowa Hakko in the development and/or commercialization of such Product in the United States. In the event Geron requests such funding from Kyowa Hakko for a given Product, but without any obligation to do so, the parties shall negotiate in good faith an agreement setting forth the terms and conditions of such collaboration with respect to that Product. The parties agree that examples of ways in which Kyowa Hakko could participate in the development and/or commercialization of that Product in the United States and be compensated include, without limitation, co-marketing or co-promotion rights for such Product in the United States, participation in Geron's profits from the sales of such Product in the United States, and reduction of the royalty payable by Kyowa Hakko on such Product in the Asian Territory.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       9.

                                   ARTICLE 5
                                    LICENSES

     5.1 License to Kyowa Hakko in the Asian Territory. Subject to the terms and conditions of this Agreement, including, without limitation, the royalty provisions of Article 8, Geron hereby grants to Kyowa Hakko a royalty-bearing, exclusive license under Geron Technology and Geron's interest in Joint Patents to make, have made, use, sell and have sold Products in the Asian Territory with the right to grant sublicenses as provided in this Agreement; provided, however, that Geron expressly reserves the right to use such Geron Technology and Joint Patents for research to be conducted within the Asian Territory and for any purpose whatsoever outside the Asian Territory. Geron shall promptly report all of its research activities conducted within the Asian Territory to the JRC.

     5.2 Licenses to Geron. Subject to the terms and conditions of this Agreement, Kyowa Hakko hereby grants to Geron the following licenses, with the right to grant sublicenses as provided for in this Agreement: (i) an exclusive royalty-free, fully paid-up license under Kyowa Hakko Technology and Kyowa Hakko's interest in Joint Patents to make, have made, use, sell and have sold Products in the Field in the Non-Asian Territory, (ii) an exclusive, royalty-free, fully paid-up license under Kyowa Hakko Patents filed after the Effective Date and describing inventions that have utility in the Field to make, have made, use, sell and have sold Products in the Field in the Non-Asian Territory, and (iii) an exclusive, worldwide, royalty-free, fully paid-up license under Kyowa Hakko Patents filed after the Effective Date and describing inventions that have utility in the Field and Kyowa Hakko's interest in Joint Patents for any purpose outside the Field.

     5.3 Sublicensing. Kyowa Hakko shall have the right to sublicense any of its marketing and sales rights under Section 5.1 in the Asian Territory to any Third Party only with the prior written consent of Geron, which consent shall not be unreasonably withheld. Kyowa Hakko shall have the right to sublicense its development rights under Section 5.1 only with the prior written consent of Geron. Kyowa Hakko shall have the right to license its manufacturing rights under Section 5.1 only in accordance with the provisions of Article 7. Geron shall have the right to sublicense any and all of its rights under Section 5.2 to any Third Party, including, without limitation, parties who may collaborate with Geron for the research, development and commercialization of compounds or products in the Non-Asian Territory, without the prior written consent of Kyowa Hakko. In the event Geron sublicenses rights solely to Kyowa Hakko Technology, Geron and Kyowa Hakko shall equally share any and all payments received by Geron from such Third Party.

                                       10.

     5.4 Assignment or Sublicense to Affiliates. Either party may assign or sublicense any of its rights or obligations under this Agreement to any Affiliates; provided, however, that such assignment shall not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement.

     5.5 Exclusivity. Except as otherwise provided for in this Agreement, any research or development conducted or funded by Kyowa Hakko in the Field during the Research Term shall be deemed to be Research conducted pursuant to this Agreement.

     5.6 Existing Third Party Technology. The licenses granted herein include sublicenses under technology related to Products which has been licensed by a party from any Third Party ("Third Party Licenses"). Exhibit C sets forth the Third Party Licenses of each party as well as Sponsored Research Agreements and options for patent license agreements that may be licensed pursuant to Section
5.7. Each party agrees to abide by the terms and conditions of such Third Party Licenses, including accounting for Net Sales of Products. The party who entered into the Third Party License shall be responsible for all payments attributable to this Agreement and the activities contemplated hereby under such Licenses.

     5.7 New Third Party Technology. Following the Effective Date, if either party believes that technology related to Products that is Controlled by a Third Party would be valuable or necessary to the collaboration hereunder, the parties will consult regarding the licensing or acquiring of such technology. The determination of whether such licenses and/or acquisitions shall be sought, the party that shall approach and negotiate with such Third Parties and the terms of any agreements with such Third Parties, including, without limitation, payments for sponsored research, shall be made by the JRC or the JDC and approved by the Management Board. In general, the cost of obtaining any licenses so approved by the JRC or JDC and the Management Board and any royalty obligations thereunder shall be borne by Geron and Kyowa Hakko in an equitable manner according to the benefit each party receives from the sale of Products covered by such license. Exhibit C shall be amended to include such agreements and the apportionment between Geron and Kyowa Hakko of the costs associated with such agreements, and such amended Exhibit C shall become a part of this Agreement. Notwithstanding the foregoing, either party shall be permitted to acquire or obtain a license to any such Third Party technology at its own cost; provided that such party shall be responsible for all obligations under such license or acquisition.

     5.8 Territorial Limitations. To the extent permitted by law, neither Geron nor Kyowa Hakko shall sell Products to any Third Party that the selling party believes will resell or use the Products in violation of the commercialization arrangements set forth in this Agreement. Each party shall use reasonable efforts to correct such violations and to prevent any future violations by Third Parties.

                                       11.

                                    ARTICLE 6
                                COMMERCIALIZATION

     6.1 Commercialization in the Asian Territory. Kyowa Hakko shall use reasonable diligent efforts to market and sell Products successfully in the Asian Territory. Prior to the end of each year, Kyowa Hakko shall develop and maintain a plan for the commercialization of each Product in the Asian Territory for the following year ("Sales Plan"). Each Sales Plan shall include a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy for the applicable Product in the Asian Territory, including projected market share for the Product and projected marketing resource commitment to the Sales Plan. Kyowa Hakko shall report its progress as measured against each Sales Plan to Geron at least once each quarter.

     6.2 Advertising and Trademarks. Subject to the terms of this Section, Geron shall have the sole authority to name Products throughout the world for each Product. Prior to naming a Product for the Asian Territory, Geron shall consult with Kyowa Hakko regarding such name and shall consider those trademarks that Kyowa Hakko already has rights to in the Asian Territory (a "Kyowa Hakko Trademark"). Kyowa Hakko may object to a name determined by Geron for a Product in the Asian Territory and recommend a different name to Geron. Geron shall consider such recommendation based on such name's consistency with Geron's worldwide naming strategy. If Geron chooses a Kyowa Hakko Trademark for a Product, Kyowa Hakko hereby grants to Geron the exclusive, perpetual, royalty-free, fully paid-up license to use such trademark for such Product in the Non-Asian Territory. Geron shall, at its own expense, prosecute and maintain such Kyowa Hakko Trademark throughout the world. If Geron chooses a trademark for a Product that is not a Kyowa Hakko Trademark (a "Geron Trademark"), Geron hereby grants to Kyowa Hakko the exclusive, royalty-free, fully paid-up license to use such trademark for such Product in the Asian Territory. Geron shall, at its own expense, prosecute applications for and maintain such Geron Trademark throughout the world. Each party shall provide reasonable assistance to the other party in the prosecution and protection of trademarks for Products. To the extent necessary for Geron to maintain enforceable trademarks, Kyowa Hakko shall adhere to quality control requirements established by Geron in connection with the use and appearance of Geron Trademarks.

                                    ARTICLE 7
                                  MANUFACTURING

     7.1 Manufacturing in the Asian Territory. Kyowa Hakko shall use reasonable diligent efforts to manufacture Products for commercial sale in the Asian Territory. In accordance with Section 8.2, Kyowa Hakko shall report its Standard Factory Costs and Estimated Net Sales Prices to Geron no later than the completion of Phase II clinical studies for a Product in Japan (or substantially comparable studies) and

                                       12.

annually thereafter; provided, however, that such Standard Factory Costs and Estimated Net Sales Prices may be adjusted at any time upon the mutual agreement of the parties. The Management Board has the authority to object to Standard Factory Costs for any given year based on such Standard Factory Costs being higher than a bona fide written estimate of Standard Factory Costs obtained by the Management Board from Geron or any other manufacturer ("Other Manufacturer") that is currently supplying or committed to supply Product for or on behalf of Geron for commercial sale in the Non-Asian Territory ("Other Estimate"). The Other Estimate must be calculated using substantially similar accounting methods as those used by Kyowa Hakko in calculating Kyowa Hakko's Standard Factory Costs. If Kyowa Hakko cannot demonstrate to the satisfaction of the Management Board that the Other Estimate is inappropriate, then such Other Estimate shall be substituted for Standard Factory Costs for royalty calculations. Kyowa Hakko shall have the right to sublicense its manufacturing rights to Third Parties only with the prior approval of the Management Board, such approval not to be unreasonably withheld.

     7.2 Stand-by Manufacturing in the Asian Territory. The parties agree that it is in both parties' best interest to have an adequate supply of Product for commercial sale in the Asian Territory. In the event that Kyowa Hakko is unable to provide an adequate supply of Products in the Asian Territory for a period of three (3) consecutive months as evidenced by the failure to fulfill all orders received by Kyowa Hakko during such period, Geron shall have the right to manufacture or have manufactured such Products for the Asian Territory until such time as Kyowa Hakko demonstrates to Geron that Kyowa Hakko is able to perform its obligations and for such longer period as Geron is obligated under a manufacturing agreement with a Third Party manufacturer, not to exceed one year. Kyowa Hakko agrees to purchase sufficient quantities of Product from Geron or any other manufacturer supplying Product pursuant to this Section 7.2 in order to maintain an adequate supply of Product for the Asian Territory. Kyowa Hakko shall also use reasonable diligent efforts to assist Geron during such periods as Geron is manufacturing pursuant to this Section 7.2 and to provide any licenses necessary to enable Geron to fulfill its obligations hereunder.

                                    ARTICLE 8
                                    ROYALTIES

     8.1 Royalties. In consideration of the license granted to Kyowa Hakko under Geron's Technology in existence as of the Effective Date, Kyowa Hakko shall pay to Geron a royalty on the Net Sales of Products in the Asian Territory as follows:

                                       13.

     (i) Where the Estimated Cost of Goods Sold for the applicable period is less than [ * ], the royalty shall be that percentage of Net Sales of Products that is equal to the sum of (x) plus (y), where (x) is equal to [ * ] and (y) is equal to one-half of the difference between [ * ] and the Estimated Cost of Goods Sold for such Products.

     (ii) Where the Estimated Cost of Good Sold for the applicable period is equal to [ * ], the royalty shall be [ * ] of the Net Sales of Products.

     (iii) Where the Estimated Cost of Goods Sold for the applicable period is greater than [ * ], the royalty shall be that percentage of Net
Sales of Products that is equal to the difference between (x) minus (y), where
(x) is equal to [ * ] and (y) is equal to one-half the difference between the Estimated Cost of Goods Sold for such Products and [ * ]; provided, however, that in no event shall such royalty percentage be less than [ * ].

     8.2 Reporting and Payment of Royalties. Kyowa Hakko shall deliver to Geron within sixty (60) days after the end of each calendar quarter a written account, including quantities, of Kyowa Hakko's and Kyowa Hakko's Affiliates' and sublicensees' sales subject to royalty payments and the amount of the royalty payment due to Geron for such quarter. When Kyowa Hakko delivers the accounting to Geron, Kyowa Hakko shall also deliver all royalty payments due to Geron for the preceding calendar quarter. Such royalties shall be calculated on the Net Sales in the local currency of each country, and converted into U.S. Dollars and paid in U.S. Dollars on the basis of the currency exchange rate published in the Wall Street Journal or comparable newspaper of international circulation on the date such royalty payment is due to be made to Geron. In the event of Net Sales being made in a currency as to which conversion into U.S. Dollars is then blocked, Kyowa Hakko shall make payment to Geron in such local currency in a bank account designated by Geron. Kyowa Hakko shall withhold any taxes on such royalties required by law. Kyowa Hakko shall use reasonable diligent efforts to reduce such withholdings to the greatest extent possible. Any refunds or rebates of taxes paid by Kyowa Hakko on behalf of Geron shall be remitted promptly by Kyowa Hakko to Geron.

     8.3 Determination of Estimated Cost of Goods Sold. For purposes of the royalty calculations described above, Estimated Cost of Goods Sold and Estimated Net Sales Price for a given Product shall be calculated by Kyowa Hakko and reported in its royalty report pursuant to Section 8.2 above, subject to review by the Management Board as set forth in Section 7.1.

     8.4 Annual Reconciliation of Royalties. In the royalty report provided to Geron for the last quarter of each fiscal year in which Products are sold, Kyowa Hakko shall, in addition to its other reporting requirements pursuant to Section 8.2


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       14.

hereof, report its Actual Cost of Goods Sold and Net Sales for Products sold during the preceding fiscal year and the amount of royalty that would be due to Geron for that fiscal year based upon such Actual Cost of Goods Sold and Net Sales (the "Actual Royalty Due"). In the event the Actual Royalty Due is greater than the royalties paid to Geron for Product sales that were made during the preceding fiscal year ("Estimated Royalty"), Kyowa Hakko shall include payment for the difference between the Actual Royalty Due and Estimated Royalty with the report. In the event the Actual Royalty Due is less than the Estimated Royalty, Kyowa Hakko shall be entitled to a credit for the difference between the Estimated Royalty and the Actual Royalty Due on future royalty payments to Geron, starting with the royalty payment due with this report for the preceding quarter.

     8.5 Sales to Affiliates and Sublicensees. Sales between Kyowa Hakko and its sublicensees or Affiliates, or among such Affiliates and sublicensees, shall not be subject to royalty.

     8.6 Samples or Donations to Third Parties. No royalties shall accrue on disposition of reasonable quantities of Products for no charge by Kyowa Hakko as samples or donations to Third Parties; provided, however, that such quantities shall not exceed [ * ] of the total number of units of Products dispensed, whether by sale or otherwise, during any particular quarter.

     8.7 Minimum Royalty Payments. No royalty payment when due, regardless of the number of royalty credits available to Kyowa Hakko in accordance with this Agreement or other legally binding agreement between the parties, shall be reduced by more than [ * ]. Unused credits may be carried over into subsequent royalty periods.

                                    ARTICLE 9
                                RESEARCH PAYMENTS

     9.1 Research Payments. In consideration of the research to be performed by Geron pursuant to this Agreement, Kyowa Hakko shall pay to Geron the following amounts as payment for Kyowa Hakko's share of the expenses related to such research, provided that this Agreement is in full force and effect on dates such payments are due:

         (a) [ * ] in cash due upon execution of this Agreement for research expenses to be incurred during the Research Term;

         (b) [ * ] in cash due thirty (30) days after execution of this Agreement, the date on which the Management Board and JRC should be formed and the Research Plan should be completed, for research expenses to be incurred during the



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       15.

first year of this Agreement in connection with Geron's performance of the Research Plan;

         (c) [ * ] in cash due upon each of the first and second annual anniversaries of this Agreement, respectively, for research expenses to be incurred during the second and third years of this Agreement in connection with Geron's performance of the Research Plan; and

         (d) [ * ] in cash due upon the third anniversary of this Agreement for research expenses to be incurred during the fourth year of this Agreement in connection with Geron's performance of the Research Plan.

     9.2 Unexpended Research Payments. In the event Geron does not expend the amounts provided by Kyowa Hakko to Geron pursuant to Section 9.1 for the Research in the applicable year of the Research Term, such amount shall be retained by Geron for use in the next year of the Research Term. In the event Geron does not expend all of the amounts provided by Kyowa Hakko pursuant to
Section 9.1 above by the end of the Research Term, the parties agree to discuss possible extensions of the Research and possible additional research programs to utilize fully, on Kyowa Hakko's behalf, the amounts provided to Geron in accordance with this Article 9. In the event the parties do not agree upon an extension of the Research or additional research programs, the unexpended amount shall be credited against the milestone payments set forth in Article 10 in proportion to the amount such milestone payment bears to the total milestone payments set forth in Article 10; provided, however, that such credits shall occur only to the extent such milestone payments are paid.

     9.3 Withholding Obligations. The amounts specified in Section 9.1 shall be in U.S. Dollars and shall be "net" of any amounts to be withheld by Kyowa Hakko in accordance with the applicable withholding provisions of the tax laws of Japan. Therefore, Geron shall be entitled to receive in cash the exact amount specified under each subsection of Section 9.1 notwithstanding the effect of any and all withholding or other payments made by Kyowa Hakko as a result of such provisions.

                                   ARTICLE 10
                                   MILESTONES

     10.1 Milestone Payments. In consideration of the rights granted under this Agreement, each of the following non-creditable and non-refundable payments will be made by Kyowa Hakko only once on the earlier of (i) the first achievement of the following milestones and (ii) the date the JRC projected such milestone would be achieved in accordance with the timetable prepared by the JRC pursuant to Section 3.4, regardless of the number of times thereafter that such milestones are again achieved with respect to the same or different Products, provided that this Agreement is in full force and effect on the dates such payments are due:

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       16.

         (a) [ * ] in cash due upon the selection of a compound for development in accordance with Section 3.5, such payment to be in exchange for chemical data prepared by Geron relating to such compound;

         (b) Subject to Section 4.5 hereof, [ * ] in cash due upon the filing of an IND for a Product in Japan, such payment to be in exchange for pre-clinical data prepared by Geron for such IND application;

         (c) [ * ] in cash due upon the completion of Phase II clinical studies (or substantially comparable studies) for a Product in Japan, such payment to be in exchange for clinical data prepared by Geron during such Phase II clinical studies (or substantially comparable studies);

         (d) [ * ] in cash due upon the filing of an NDA for a Product in Japan, such payment to be in exchange for clinical data prepared by Geron for such NDA application;

         (e) [ * ] in cash due upon the final marketing approval for a Product in Japan, such payment to be in exchange for clinical data prepared by Geron in connection with the attainment of such marketing approval.

    10.2 Withholding Objections. The amounts specified in Section 10.1 shall be in U.S. Dollars and shall be "net" of any amounts to be withheld by Kyowa Hakko in accordance with the applicable withholding provisions of the tax laws of Japan. Therefore, Geron shall be entitled to receive in cash the exact amount specified under each subsection of Section 10.1 notwithstanding the effect of any and all withholding or other payments made by Kyowa Hakko as a result of such provisions. To the extent Kyowa Hakko is required to pay any amounts to the tax authorities in Japan as a result of such withholding provisions ("Withholding Amounts"), such Withholding Amounts shall be credited against future royalties payable by Kyowa Hakko to Geron pursuant to Article 8 of this Agreement, up to maximum credit of $1.28 million and subject to the provisions of Section 8.7. To the extent no Withholding Amounts are paid by Kyowa Hakko, there shall be no credit against future royalties pursuant to this Section 10.2.

                                   ARTICLE 11
                                     EQUITY

    Upon the consummation of the sale of the Common Stock of Geron to the public pursuant to a firm commitment underwriting, Kyowa Hakko agrees to purchase and Geron agrees to sell that number of shares of its Common Stock that is equal to $2.5 million divided by the "price to public" of such shares as set forth on the cover page of the Prospectus for such offering. In connection with such sale and purchase, the parties agree to enter appropriate agreements to effect such transaction, including,

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       17.

without limitation, customary and appropriate investment representations by Kyowa Hakko.

                                   ARTICLE 12
                                 CONFIDENTIALITY

     12.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the parties agree that, for the term of this Agreement and for ten (10) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other party pursuant to this Agreement (collectively, "Confidential Information"), except to the extent that it can be established by the receiving party by competent proof that such Confidential Information:

          a. was already known to the receiving party at the time of disclosure by the other party;

          b. was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party.

          c. became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or

          d. was disclosed to the receiving party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing party not to disclose such information to others.

     12.2 Authorized Disclosure. Each party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a party makes any such disclosure of the other party's Confidential Information it will give reasonable advance notice to the other party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed. Each party may also disclose Confidential Information to Third Parties who have agreed to collaborate on the research, development, marketing and sale of compounds or products, provided that such Third Party agrees in writing to restrictions substantially similar to the restrictions set forth in Section 12.1 and that the party making such disclosure shall give periodic notice to the other party of such disclosures.

                                       18.

                                   ARTICLE 13
              OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

     13.1 Patents Resulting from the Research Program. During the Research Term, Geron shall promptly inform Kyowa Hakko of all inventions that relate to the Field and that are conceived, made or developed by service providers of Geron, solely or jointly with service providers of Kyowa Hakko. During the Research Term, Kyowa Hakko shall promptly inform Geron of all inventions that relate to the Field and that are conceived, made or developed by service providers of Kyowa Hakko, solely or jointly with service providers of Geron. Inventions arising out of the Research Program shall be owned as follows:

          a. Such inventions shall be owned by Kyowa Hakko if invented solely by service providers of Kyowa Hakko who have agreed to assign such inventions to Kyowa Hakko. All patent applications and patents covering such inventions shall be Kyowa Hakko Patents. In the United States only, to the extent a continuation-in-part application is filed on a Kyowa Hakko Patent for an invention described in subsection (c) below, Geron hereby assigns its entire right, title and interest in any such continuation-in-part application to Kyowa Hakko and Kyowa Hakko hereby grants to Geron, subject to the terms of this Agreement, a perpetual, worldwide, non-exclusive, transferable, royalty free, fully paid-up license to use such Patents for any purpose. Such license shall continue notwithstanding termination or expiration of this Agreement. Such patent application and resulting patent, if any, shall be considered a Kyowa Hakko Patent.

          b. Such inventions shall be owned by Geron if invented solely by service providers of Geron who have agreed to assign such inventions to Geron. All patent applications and patents covering such inventions shall be Geron Patents. In the United States only, to the extent a continuation-in-part application is filed on a Geron Patent for an invention described in subsection
(c) below, Kyowa Hakko hereby assigns its entire right, title and interest in any such continuation-in-part application to Geron and Geron hereby grants to Kyowa Hakko, subject to the terms of this Agreement, perpetual, worldwide, non-exclusive, transferable, royalty free, fully paid-up license to use such Patents for any purpose. Such license shall continue notwithstanding termination or expiration of this Agreement. Such patent application and resulting patent, if any, shall be Geron Patents.

          c. Such inventions shall be owned jointly by Kyowa Hakko and Geron if invented jointly by or on behalf of service providers of Kyowa Hakko and Geron. Such persons shall agree to assign such inventions to Kyowa Hakko and Geron, as applicable. Subject to subsections (a) and (b) above, all such patent applications and patents pertaining to jointly developed inventions shall be Joint Patents.

                                       19.

     13.2 Kyowa Hakko Responsibility for Patent Filings. Kyowa Hakko will diligently file, prosecute and maintain Kyowa Hakko Patents to effectively cover discoveries and inventions relating to the Field throughout the world. Kyowa Hakko will endeavor to ensure whenever possible that claims are filed and are issued in such Patents relating to the Field and that all such Patents are filed before any public disclosure to ensure the validity of such Patents. Kyowa Hakko will endeavor to give Geron immediate notice of any decision to prepare a Patent relating to the Field. Kyowa Hakko will also endeavor to provide Geron with draft copies of all such Patents and related Patent prosecution documents and Geron shall have, to the extent reasonably possible, thirty (30) days from the receipt of such drafts to comment. Kyowa Hakko will confer with Geron, and make reasonable effort to adopt Geron's suggestions regarding the prosecution of Patents relating to the Field. Notwithstanding the foregoing, Kyowa Hakko shall have the right to take such actions as are reasonably necessary to preserve its rights under Kyowa Hakko Patents throughout the world. As soon as practical subsequent to any filing of a Patent or Patent prosecution document relating to the Field, Kyowa Hakko will provide Geron a copy of any such filing. In addition, Kyowa Hakko will copy Geron with any official action and Kyowa Hakko submissions in such Patents, including an English translation thereof.

     13.3 Geron Responsibility for Patent Filings. Geron will diligently file, prosecute and maintain Geron Patents and Joint Patents to effectively cover discoveries and inventions relating to the Field throughout the world. In particular, Geron shall be obligated to file, prosecute and maintain Geron Patents and Joint Patents in the Asian Territory for compounds selected for development in the Asian Territory in accordance with Section 3.5. Geron will endeavor to ensure whenever possible that claims are filed and are issued in such Patents relating to the Field and that all such Patents are filed before any public disclosure to ensure the validity of such Patents. Geron will endeavor to give Kyowa Hakko immediate notice of any decision to prepare a Patent relating to the Field in the Asian Territory. Geron will endeavor to provide Kyowa Hakko draft copies of all Patents and related Patent prosecution documents related to the Field in the Asian Territory and Kyowa Hakko will have thirty (30) days, to the extent reasonably possible, from receipt of such drafts to comment. Geron will confer with Kyowa Hakko, and make reasonable effort to adopt Kyowa Hakko's suggestions regarding the prosecution of such Patents in the Asian Territory. Notwithstanding the foregoing, Geron shall have the right to take such actions as are reasonably necessary to preserve its rights under Geron Patents and Joint Patents throughout the world. As soon as practical subsequent to any filing in the Asian Territory of a Patent or Patent prosecution document relating to the Field, Geron will provide Kyowa Hakko a copy of any such filings. In addition, Geron will copy Kyowa Hakko with any official action and Geron's submission in such Patents. Geron shall keep Kyowa Hakko reasonably informed of its prosecution activities in the Non-Asian Territory.

     13.4 Enforcement and Defense Rights. With respect to infringement or defense of any of the Geron Patents and Joint Patents, both inside and outside the Field,

                                       20.

Geron shall have the right to institute, prosecute and control any action or proceeding with respect to such infringement or defense. Geron shall use reasonable diligent efforts to protect the exclusivity granted to Kyowa Hakko pursuant to this Agreement, taking into account the costs and benefits of such action, including, without limitation, the costs to be incurred in any such action and the amount and likelihood of the damages that may be awarded in any such action, and shall take action with respect to any infringement of Geron Patents or Joint Patents that Geron reasonably determines will reduce Kyowa Hakko's market share for a Product by more than ten percent (10%). With respect to infringement or defense in the Field of any Kyowa Hakko Patents, Kyowa Hakko shall have the right to institute, prosecute and control any action or proceeding with respect to such infringement or defense. The party not controlling such enforcement or defense action shall have the right to participate in such action at its own expense and also agrees to cooperate in such action as may be reasonably requested by the enforcing party, including, without limitation, being named as a party in such action. The parties shall consult regarding the institution, prosecution and control of any action or proceeding with respect to infringement or defense outside the Field of any of Kyowa Hakko Patents or Joint Patents. Subject to Section 13.7, in each case relating to infringement or defense of Kyowa Hakko Patents within the Field, Kyowa Hakko shall bear the costs of such patent enforcement or defense and, after payment of the litigation expenses of each party, retain for its own account any amounts recovered from Third Parties. Subject to Section 13.7, in each case relating to infringement or defense of Geron Patents and Joint Patents, Geron shall bear the costs of patent enforcement or defense and, after payment of the litigation expenses of each party, retain for its own account any amounts recovered from Third Parties.

     13.5 Patent Costs. Patent Costs for Kyowa Hakko Patents shall be borne solely by Kyowa Hakko. Patent Costs for Geron Patents and Joint Patents shall be borne by Geron.

     13.6 Infringement of Third Party Patents. If any Third Party asserts a claim of patent infringement against Kyowa Hakko on account of Kyowa Hakko's use, manufacture or sale of Products in the Asian Territory, Kyowa Hakko shall promptly notify Geron of the existence and details of such claim. Geron shall at its election choose and do one of the following: (i) negotiate with said Third Party for the right to have Kyowa Hakko use, manufacture and/or sell Products in the Asian Territory; or (ii) defend Kyowa Hakko against such claim; or (iii) should Geron not elect either (i) or (ii) above, Geron shall reasonably cooperate with Kyowa Hakko in defending against such claim. In the event Geron elects (i) or (ii) above, Kyowa Hakko shall reasonably cooperate with Geron. All costs and expenses related to (i), (ii) or (iii) above, including the costs and royalty obligations of any license agreement entered into with a Third Party, shall be shared [ * ] by the parties on a [ * ] basis, up to a maximum of [ * ] [ * ] of Geron's royalties for that quarter, but in no event shall this Section
13.6 cause Geron's royalties to be reduced below an "effective" royalty rate of [ * ] for



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       21.

any quarter, such "effective" royalty rate to be determined by first deducting royalties Geron is obligated to make to Third Parties as a result of this Agreement.

     13.7 Back-up Rights. Should Geron determine not to file, prosecute, maintain or issue a Geron Patent or Joint Patent or related application for any invention related to the Field in the Asian Territory, other than for compounds selected for development in the Asian Territory in accordance with Section 3.5 above for which Geron is obligated to file, prosecute and maintain Patents and Joint Patents, it will timely grant any necessary authority to Kyowa Hakko to file, prosecute, maintain and issue such a patent application or maintain such a Patent in the name of Geron in the Asian Territory, all at the expense of Kyowa Hakko. Once such authority has been granted, such Patent or Joint Patent shall be considered a Kyowa Hakko Patent for purposes of this Agreement. Should Kyowa Hakko determine not to file, prosecute, maintain or issue a Kyowa Hakko Patent or related application for any invention related to the Field, other than for compounds invented by service providers of Kyowa Hakko and selected for development in accordance with Section 3.5 above for which Kyowa Hakko is obligated to file, prosecute and maintain Patents, it will timely grant any necessary authority to Geron to file, prosecute, maintain and issue such a patent application or maintain such a Patent in the name of Geron, all at the expense of Geron. Once such authority has been granted, such Patent shall be considered a Geron Patent for purposes of this Agreement. Should Geron not wish to enforce or defend its rights in the Field under a Patent or Joint Patent in the Asian Territory, it will timely grant any necessary authority to Kyowa Hakko to enforce or defend its rights in the Asian Territory, all at Kyowa Hakko's expense. Should Kyowa Hakko not wish to enforce or defend its rights under a Kyowa Hakko Patent, it will timely grant any necessary authority to Geron to enforce or defend Geron's rights under such Patent as provided for in Section 5.1, all at the Geron's expense.

     13.8 Assignment. Neither party may assign its rights under any jointly owned Joint Patent except with the prior written consent of the other party; provided, however, that either party may assign such rights without consent to an Affiliate or other permitted assignee of this Agreement.

                                   ARTICLE 14
                         REPRESENTATIONS AND WARRANTIES

     Each of the parties hereby represents and warrants as follows:

          (i) This Agreement is a legal and valid obligation binding upon such party and enforceable in accordance with its terms. The execution, delivery and performance of the Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by

                                       22.

which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

          (ii) Such party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective Technology in the Field which would abrogate the rights granted to the other party hereunder.

                                   ARTICLE 15
                          REPORTS, RECORDS AND PAYMENTS

     15.1 Sharing of Information. The parties will exchange at least monthly verbal or written reports in English presenting a meaningful summary of its activities, including research and development activities under this Agreement. Each party will make regular presentations to the other of its activities under this Agreement, and additionally on an informal basis, inform the other party of the work done under this Agreement. Each party will use reasonable efforts not to communicate information to the other which has no application to the Field. Each party will provide the other with raw data in original form or a photocopy thereof for any and all work carried out in the course of the Research as reasonably requested by the other party. All Information provided for in this
Section 15.1 will be with respect to Research done through the Research Term, except that Information with respect to Products shall continue to be exchanged for the term of this Agreement, subject to any restrictions imposed by Third Parties. To the extent either party enters into a collaboration with a Third Party to research, develop and commercialize compounds or products, it is the parties' intent that Information will be shared with such Third Party, provided such Third Party agrees to share its Information with the parties hereto.

     15.2 Records of Net Sales and Costs of Goods Sold. Kyowa Hakko will maintain complete and accurate records of Net Sales and Costs of Goods sold which are relevant to the payments to be made under this Agreement. Such records shall be open during reasonable business hours for a period of five (5) years from their creation for examination at Geron's expense and not more often than once each year by a certified public accountant selected by Geron and reasonably acceptable to Kyowa Hakko. Such accountant shall review the records for the sole purpose of verifying the accuracy of the calculations or payments made by Kyowa Hakko under this Agreement and such information shall be considered confidential under the terms of this Agreement. In the event the examination shows an underpayment of more than ten percent (10%) for any calendar quarter examined due to an error on the part of Kyowa Hakko, Kyowa Hakko shall pay Geron the amounts underpaid, ten percent (10%) of such amounts, and the cost of such examination.

                                       23.

     15.3 Records of Research Expenditures. Geron will maintain complete and accurate records of its expenditures for its Research. Such records shall be open during reasonable business hours for a period of five (5) years from their creation for examination at Kyowa Hakko's expense and not more often than once a year by a certified public accountant selected by Kyowa Hakko and reasonably acceptable to Geron. Such accountant shall review the records for the sole purpose of verifying the accuracy of expenditures reported by Geron under this Agreement and such information shall be considered confidential under the terms of this Agreement.

     15.4 Publicity Review. The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon by the parties. Thereafter, Geron and Kyowa Hakko will jointly discuss and agree, based on the principles of this Section 15.5, on any statement to the public regarding this Agreement or any aspect of this Agreement not covered by Section 15.6 below, subject in each case to disclosure otherwise required by law or regulation, including, without limitation, disclosure required by (i) order of a court, (ii) United States or Japan securities law filings in connection with public offerings or periodic reporting requirements or (iii) prosecution of patent applications. In such event, the disclosing party shall promptly notify the non-disclosing party of such non-disclosure as soon as practical after the disclosure. In the discussion and agreement referred to above, the principles observed by Geron and Kyowa Hakko will be: accuracy, the requirements for confidentiality under Article 12, the advantage a competitor of Geron or Kyowa Hakko may gain from any public statements under this Section 15.4, the requirements of disclosure under any applicable securities laws, including those associated with public offerings, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to Geron and Kyowa Hakko. The terms of this Agreement may also be disclosed to Third Parties with the consent of the other party, which consent shall not be unreasonably withheld so long as such disclosure is made under an obligation of confidentiality.

     15.5 Publications. Each party agrees that it shall not publish or present the results of studies carried out as part of the Research without the opportunity for prior review by the other party. Each party shall provide to the other the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented verbally) which describe a Product or a compound that may lead to a Product and not previously disclosed at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from the other party, not to submit such abstract or manuscript for publication or to make such presentation until the other party is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes is patentable.

                                       24.

                                   ARTICLE 16
                              TERM AND TERMINATION

     16.1 Term. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the later of (i) the last to expire Geron, Kyowa Hakko or Joint Patent or (ii) fifteen (15) years from the first commercial sale of a Product. Upon termination of this Agreement pursuant to this Section 16.1, each party shall be free to use the other party's Knowhow without restriction and without the payment of royalties.

     16.2 Termination for Breach. If either party materially breaches this Agreement at any time, which breach is not cured within ninety (90) days of written notice thereof from the non-breaching party, the non-breaching party may elect to terminate this Agreement. Upon such election to terminate, the breaching party's license to make, have made, use, sell and have sold Products under the non-breaching party's Technology and Joint Patents in the breaching party's Territory shall terminate and the non-breaching party shall have the exclusive, royalty-free right under the breaching party's Technology and Joint Patents to make, have made, use, sell and have sold Products in the non-breaching party's Territory. The breaching party shall further deliver to the non-breaching party such relevant tangible materials embodying such Technology and Joint Patents as may be necessary or useful to the exercise of the non-breaching party of the license or assignment hereunder. In the event that such termination occurs during the Research Term as a result of breach by Kyowa Hakko, Kyowa Hakko's obligations under Article 9 herein shall become immediately due and payable. Within thirty (30) days of such uncured breach, Kyowa Hakko shall make a one-time lump sum cash payment to Geron equal to the amounts not previously paid to Geron pursuant to Article 9. In the event that such termination occurs during the Research Term as a result of breach by Geron, Kyowa Hakko's obligations under Article 9 herein shall terminate.

     16.3 Termination for Bankruptcy. Either party may terminate this Agreement with notice if the other party makes an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against such party, or has a receiver or trustee appointed for all or substantially all of its property; provided that in the case of an involuntary bankruptcy proceeding such right to terminate shall only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within one hundred eighty (180) days after the filing thereof. Subject to applicable bankruptcy laws, all rights and licenses granted pursuant to this Agreement shall terminate.

     16.4 Termination by Kyowa Hakko. Kyowa Hakko shall have the right to terminate this Agreement within thirty (30) days after the Management Board unanimously determines that it is no longer reasonably practical to pursue further research and development in the Field. Upon such termination, all licenses granted by

                                       25.

Geron to Kyowa Hakko shall terminate and Kyowa Hakko's payment obligations under this Agreement, including under Article 9, shall terminate. Kyowa Hakko shall grant to Geron the exclusive, royalty free, worldwide right under Kyowa Hakko's Technology created after the Effective Date as a result of the Research and Kyowa Hakko's interest in Joint Patents for any purpose. Kyowa Hakko shall further deliver to Geron such relevant tangible materials embodying such Technology and Joint Patents as may be necessary or useful to the exercise by Geron of the license or assignment hereof.

     16.5 Surviving Rights. The obligations and rights of the parties under Sections 6.2, Article 12, Section 13.1, Sections 15.2, 15.3 and 15.5, Section 16.1, 16.2, 16.4, 16.5 and 16.6, Article 17 and Section 18.10 of this Agreement will survive termination.

     16.6 Accrued Rights, Surviving Obligations. Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either party prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either party from obligations which are expressly indicated to survive termination or expiration of the Agreement.

                                   ARTICLE 17
                  INDEMNIFICATION, DISCLAIMERS AND LIMITATIONS

     17.1 Indemnification in Asian Territory. Kyowa Hakko shall indemnify and hold Geron harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product in the Asian Territory, or (b) due to the negligence or willful misconduct of Kyowa Hakko or its employees or agents.

     17.2 Indemnification in the Non-Asian Territory. Geron shall indemnify and hold Kyowa Hakko harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (a) relating to the development, manufacture, use, distribution or sale of any Product in the Non-Asian Territory, or (b) due to the negligence or willful misconduct of Geron or its employees or agents.

     17.3 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER GERON NOR KYOWA HAKKO WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY EXCEPT WITH RESPECT TO SECTION 12 FOR (i) ANY INCIDENTAL OR CONSEQUENTIAL

                                       26.

DAMAGES OR LOST PROFITS; OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES. NEITHER GERON NOR KYOWA HAKKO SHALL HAVE ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND THEIR RESPECTIVE REASONABLE CONTROL.

     17.4 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT WITH RESPECT TO ALL OF THE FOREGOING.

                                   ARTICLE 18
                                  MISCELLANEOUS

     18.1 Reasonable Diligent Effort. As used herein, the term "reasonable diligent effort" shall mean efforts and resources commonly used in the research-based pharmaceutical industry for a product at a similar stage in its product life taking into account the establishment of the product in the marketplace, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the product and other relevant factors. Such resources and efforts shall be determined for a particular Product and it is anticipated that the level of effort will change over time reflecting changes in the status of the Product and the marketplace.

     18.2 Assignment to Non-Affiliates; Sale or Merger. Either party may assign its rights or obligations under this Agreement or its ownership interest in jointly owned Joint Patents to a Third Party only as provided in Section 13.8 or in connection with the sale of all or substantially all of the assigning party's related business. This Agreement shall survive any merger of either party with or into another party and no consent shall be required hereunder; provided, that in the event of such merger, no intellectual property rights of the acquiring corporation shall be included in the Geron Technology or the Kyowa Hakko Technology, as applicable.

     18.3 Meetings. Meetings of the Management Board, the JRC and the JDC may be called by either party on ten (10) days written notice to the other unless such notice is waived by the parties in writing or by their attendance of all representatives. Any of the Committees may be convened, polled or consulted from time to time by means of telecommunication or correspondence.

                                       27.

     18.4 Third Party Obligations. All of the obligations, rights and licenses granted pursuant to this Agreement are subject to each respective parties' ability to grant such obligations, rights or licenses under applicable agreements with third parties.

     18.5 Retained Rights. Except as expressly set forth in this Agreement, nothing in this Agreement shall limit in any respect the right of either party to conduct research and development with respect to and market products outside the Field using such party's Technology, and no license to use the other party's Technology to do so is granted herein expressly or by implication.

     18.6 Force Majeure. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided further, however, in no event shall a party be required to settle any labor dispute or disturbance.

     18.7 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     18.8 No Trademark Rights. Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Geron" or "Kyowa Hakko" or any other trade name or trademark of the other party in connection with the performance of this Agreement.

     18.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

                 If to Geron, addressed to:

                 Geron Corporation
                 200 Constitution Drive
                 Menlo Park, CA  94025
                 Attention:  President
                 Telephone:  415-473-7700
                 Facsimile:  415-473-7750

                                       28.

                 With copy to:

                 Brobeck, Phleger & Harrison
                 Two Embarcadero Place
                 2200 Geng Road
                 Palo Alto, CA  94303
                 Attention:  Joshua L. Green, Esq.
                 Telephone:  415-496-0120
                 Facsimile:  415-496-2885

                 If to Kyowa Hakko, addressed to:

                 Kyowa Hakko Kogyo Co., Ltd.
                 1-6-1 Ohtemachi
                 Chiyoda-ku
                 Tokyo, Japan

                 Attention:   General Manager, Licensing & International
                              Development

                 Telephone:   011-81-3-3282-0037
                 Telecopy:    011-81-3-3282-0031

     18.10 Governing Law. This Agreement shall be governed by the laws of the State of California, as such laws are applied to contracts entered into and to be performed within such state notwithstanding the provisions governing conflict of laws under such laws to the contrary. Any claim or controversy arising out of or related to this contract or any breach hereof which is not resolved through negotiation between the parties shall be submitted to the Federal District Court for the Northern District of California located in San Francisco, California, and the parties hereby consent to the jurisdiction and venue of such court.

     18.11 Waiver. All waivers must be in writing signed by authorized representatives of both parties. Except as specifically provided for herein, the waiver from time to time by either of the parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

     18.12 Severability. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the parties hereto covenant and agree to renegotiate for a period of ninety (90) days after such provision is held to be invalid or unenforceable, any

                                       29.

such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

     18.13 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements and understandings between the parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

                                                 GERON CORPORATION


                                                 By: /s/ Geron Corporation
                                                    ----------------------------

                                                 Title: President & CEO
                                                       -------------------------


                                                 KYOWA HAKKO KOGYO, LTD.


                                                 By:    /s/ Takashi Nara
                                                    ----------------------------
                                                            Takashi Nara

                                                 Title: Executive Vice President
                                                       -------------------------

                                       30.

                                   EXHIBIT A
                           GERON PATENT APPLICATIONS

[ * ]

Page 1 of 1

                         Geron Confidential Information

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                EXHIBIT B

        Kyowa Hakko is not aware of any Kyowa Hakko Patents in existence as of the Effective Date.

                                    EXHIBIT C
                                 GERON LICENSES
   PATENT LICENSE FROM THE REGENTS OF THE UNIVERSITY OF TEXAS, SOUTHWESTERN
               AND THE UNIVERSITY OF CALIFORNIA, SAN FRANCISCO

PATENT APPLICATIONS LICENSED:
[ * ]
      SPONSORED RESEARCH (DRS. SHAY & WRIGHT) AGREEMENT (expires 8/95) WITH
THE REGENTS OF THE UNIVERSITY OF TEXAS, SOUTHWESTERN & OPTION FOR PATENT LICENSE PATENT APPLICATIONS SUBJECT TO OPTION:
[ * ]
LICENSE AGREEMENT WITH COLD SPRING HARBOR LABORATORY FOR UNPATENTED KNOWHOW AND
                              LABORATORY PROCESSES

  SPONSORED RESEARCH (DR. CAROL GREIDER) AGREEMENT WITH THE COLD SPRING HARBOR
                       LABORATORY & OPTION FOR PATENT LICENSE
PATENT APPLICATIONS SUBJECT TO OPTION:
[ * ]
  SPONSORED RESEARCH (DR. SYLVIA BACCHETTI) AGREEMENT WITH McMASTER UNIVERSITY
                  & OPTION FOR PATENT LICENSE (expires 9/95)
PATENT APPLICATIONS SUBJECT TO OPTION: [ * ]

  SPONSORED RESEARCH AGREEMENT WITH THE SCRIPPS INSTITUTE (DR. DALE BOGER)
                  & OPTION FOR PATENT LICENSE (expires 5/95)
PATENT APPLICATIONS SUBJECT TO OPTION: [ * ]

Page 1 of 2

                        Geron Confidential Information


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                 GERON LICENSES

COLLABORATION AGREEMENT (DRS. MOORE & SCHERER) WITH THE MEMORIAL SLOAN-KETTERING
                         INSTITUTE FOR CANCER RESEARCH
PATENT APPLICATIONS SUBJECT TO OPTION: [ * ]

 SPONSORED RESEARCH (DR. PETER LANSDORP) AGREEMENT WITH TERRY FOX LABORATORY &
                           OPTION FOR PATENT LICENSE
PATENT APPLICATIONS SUBJECT TO OPTION: [ * ]

SPONSORED RESEARCH (DR. GINGER ZAKIAN) AGREEMENT WITH THE FRED HUTCHINSON CANCER
           RESEARCH CENTER (expires 8/95) & PATENT LICENSE AND OPTION
PATENT APPLICATIONS LICENSED:
[ * ]
   SPONSORED RESEARCH AGREEMENT WITH BAYLOR UNIVERSITY (DR. VICKI LUNDBLAD) &
                  OPTION FOR PATENT LICENSE -- IN NEGOTIATION

      SPONSORED RESEARCH AGREEMENT WITH THE UNIVERSITY OF CHICAGO (DR. DAN
           GOTTSCHLING) & OPTION FOR PATENT LICENSE -- IN NEGOTIATION

End of Page 2


                         Geron Confidential Information


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.